CORTEX SECURES FINANCING THROUGH EXECUTION OF SHARE PURCHASE
AGREEMENT

Las Vegas, NV, Nov 27, 2002 / PRNewswire-FirstCall/ - Cortex Systems, Inc. (OTC-BB: CTXY, the Company) a US based healthcare company, today announced it has formally executed a Share Purchase Agreement that allows for the Acquisition and Purchase of Nevada based R&D Trans Dermal Drug Delivery company Elasticated Adhesive Technologies, Inc. (E.A.T.)

The strategic re-organization of Cortex System's capital stockholdings also provides the Company with financing through the Miami, Florida based Investment Bank, Cardinal Capital, who will raise US $1 Million in a pipe transaction.

Cortex believes the acquisition of E.A.T., will help establish it as a world class innovator, manufacturer and re-seller of differentiated products and technologies in the Trans Dermal Drug Delivery marketplace, which is a rapidly growing sector within Bio Technology/Bio Pharmaceutical industry. said Cortex Director and President Kenneth H. Finkelstein.

Mr. John Kaweske, Senior Managing Director, Cardinal Capital Management, commented on the transaction:

After a lengthy due diligence review of E.A.T.'s existing infrastructure and business model, including extensive consultation with industry specific experts regarding E.A.T.'s unique combination of Intellectual Property rights, trade secrets, contract manufacturing and licensing arrangements, Cardinal Capital Management, Inc., has concluded that the E.A.T. Acquisition represents a fundamentally sound business opportunity, not only for the Company but for Cardinal's clients as well.

About Cardinal Capital: Based in Miami FL, with branch offices in California, New York, and Pennsylvania, Cardinal Capital is a full-service broker dealer and registered investment adviser. Cardinal Capital is a member of the National Association of Securities Dealers (NASD), Municipal Securities
Rulemaking Board (MSRB), The Securities Investors Protection Corp.
(SIPC), Securities Industry Association (SIA), and Florida Securities
Dealers Association (FSDA).

About Elasticated Adhesive Technologies, Inc. (E.A.T.): Based in Incline Village, Nevada, EAT has successfully secured an advantageous Intellectual Property (IP) position by combining an innovative series of highly proprietary assets, manufacturing expertise and trade secrets. E.A.T., plans on utilizing this IP to develop and commercialize advanced proprietary Trans Dermal Drug Delivery systems capable of delivering, with enhanced safety, efficacy and therapeutic effect, a much broader range of Trans Dermal drug compounds than is currently available.

For more information Contact:
Mr. Ken Finkelstein, President, Cortex Systems, Inc.
Ph: 206.310.1344
E-mail: map@cortex-systems.com